Exhibit 4.2

Execution Version

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

OFFICER’S CERTIFICATE

February 27, 2026

Reference is made to the Indenture, dated as of June 24, 2025 (the “Base Indenture”), by and among HA Sustainable Infrastructure Capital, Inc. (the “Company”), Hannon Armstrong Sustainable Infrastructure, L.P. (the “OP”), Hannon Armstrong Capital, LLC (“HAC”), HAT Holdings I LLC (“HAT I”), HAT Holdings II LLC (“HAT II”), HAC Holdings I LLC (“HAC I”), and HAC Holdings II LLC (“HAC II”, and collectively with the OP, HAC, HAT I, HAT II, HAC I and HAC II, the “Guarantors”) and U.S. Bank Trust Company, National Association, as trustee (the “Base Indenture Trustee”), as supplemented by this officer’s certificate dated as of February 27, 2026 (the “Certificate” and, together with the Base Indenture, the “Indenture”), and the Underwriting Agreement, dated February 18, 2026, by and among the Company, the Guarantors and BofA Securities, Inc., Goldman Sachs & Co. LLC, Credit Agricole Securities (USA) Inc., Morgan Stanley & Co. LLC, Rabo Securities USA, Inc. and SMBC Nikko Securities America, Inc., acting as representatives of the several Underwriters named therein, relating to the offer and sale by the Company of $600,000,000 aggregate principal amount of its 7.125% Green Junior Subordinated Notes due 2056 (the “Notes”).

The Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of its notes or other evidences of indebtedness to be issued in one or more series as provided for in the Base Indenture.

The Base Indenture provides that a series of Securities shall be in the form and shall have such terms and provisions as may be established by or pursuant to a Board Resolution, a supplemental indenture, or an Officer’s Certificate.

The Company has determined to issue the Notes under the Base Indenture, pursuant to the terms of this Certificate and substantially in the form as herein set forth, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this Certificate.

The Company, by action duly taken, has authorized the execution of this Certificate and the issuance of the Notes.

Capitalized terms used but not otherwise defined in this Certificate or the exhibits hereto shall have the respective meanings given such terms in the Base Indenture. The undersigned President and Chief Executive Officer, Jeffrey A. Lipson, hereby certifies and establishes the terms of the new series of the Notes as follows:

(1)

The Company hereby appoints the Base Indenture Trustee as Trustee, Paying Agent, and Security Registrar with respect to the Notes (the “Trustee”), with all of the rights, powers, and duties under the Base Indenture with respect to the Notes, and the Base Indenture Trustee, by execution of the Acknowledgement hereto, acknowledges and agrees to the certifications and terms set forth in this Certificate, the Notes and the Base Indenture, as supplemented hereby, and evidences and provides for the acceptance of its appointment as Trustee, Paying Agent, and Security Registrar hereunder with respect to the Notes.

(2)	The Company hereby establishes a series of notes, the terms of which shall be:

a)	Title: 7.125% Green Junior Subordinated Notes due 2056.

b)	Principal Amount: $600,000,000.

c)	Form of Note: The Notes shall be in substantially the form attached hereto as Exhibit A and such form is hereby approved by the Company.

d)	Maturity: November 15, 2056 (the “Maturity Date”).

e)

Interest: Subject to the Company’s right to defer interest payments in Section (f) below, the Company will pay interest semi-annually in arrears on May 15 and November 15 of each year, beginning May 15, 2026, to the record Holders of the Notes at the close of business on the immediately preceding April 30 and October 31, as applicable, whether or not a Business Day. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The Notes will bear interest (i) from and including February 27, 2026 to, but excluding November 15, 2031 (the “First Reset Date”) at the rate of 7.125% per year and (ii) from and including the First Reset Date, during each Reset Period, at a rate per year equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 3.478%, to be reset on each Reset Date; provided, that the interest rate during any Reset Period will not reset below 7.125%.

The applicable interest rate for each Reset Period will be determined by the calculation agent (as defined below), as of the applicable Reset Interest Determination Date, in accordance with the following provisions:

i.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published under the heading “Treasury Constant Maturities” in the most recent H.15 as of 5:00 p.m. (Eastern Time), or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive Business Days immediately prior to the Reset Interest Determination Date as published under the heading “Treasury Constant Maturities” in the most recent H.15 as of 5:00 p.m. (Eastern Time). If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be 7.125% per year for the Notes, which is the same interest rate as in effect from and including the original issue date to, but excluding, the First Reset Date.

ii.	“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

iii.	The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

iv.	“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.

v.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date, and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

vi.	“Reset Date” means the First Reset Date and November 15 of every fifth year after 2031.

vii.

The term “calculation agent” means, at any time, the entity appointed by the Company and serving as such agent with respect to the Notes at such time. Unless the Company has validly called all of the outstanding Notes for redemption on a Redemption Date occurring prior to the First Reset Date, the Company will appoint a calculation agent for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Company has called all of the outstanding Notes for redemption on a Redemption Date occurring prior to the First Reset Date, as applicable, but the Company does not redeem all of the outstanding Notes on such Redemption Date, the Company will appoint a calculation agent for the Notes as promptly as practicable after such proposed Redemption Date. The Company may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time; provided that there shall always be a calculation agent in respect of the Notes when so required. The Company may appoint the Company or one of its affiliates as calculation agent.

As provided above, the applicable interest rate for each Reset Period shall be determined by the calculation agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent shall notify the Company of the interest rate for the Reset Period and the Company shall promptly notify, or cause the calculation agent to promptly notify, the trustee and each paying agent in writing of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Reset Period beginning on or after the First Reset Date will be on file at the Company’s principal offices, shall be made available to any Holder or beneficial owner of Notes upon request and will be final and binding in the absence of manifest error.

f)

Optional Deferral of Interest: So long as there is no Event of Default with respect to the Notes under the Indenture, at the Company’s option, the Company may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not end on a date other than an Interest Payment Date and may not extend beyond the Maturity Date of the Notes, and the Company may not begin a new Optional Deferral Period and may not pay current interest on the Notes until the Company has paid all accrued interest on the Notes from the previous Optional Deferral Period.

Any deferred interest on the Notes will accrue additional interest at a rate equal to the interest rate then applicable to the Notes to the extent permitted by applicable law. Once the Company pays all deferred interest payments on the Notes, including any additional interest accrued on the deferred interest, the Company may again defer interest payments on the Notes as described above, but not beyond the Maturity Date of the Notes.

The Company shall give the Trustee written notice of the Company’s election to begin an Optional Deferral Period at least one Business Day before the Record Date for the next Interest Payment Date which shall contain an instruction for the Trustee to forward such notice to the Holders of the Notes. However, the Company’s failure to pay interest on any Interest Payment Date will itself constitute the commencement of an Optional Deferral Period with respect to the Notes unless the Company pays such interest within five Business Days after the Interest Payment Date, whether or not the Company provides a notice of deferral.

During an Optional Deferral Period, the Credit Parties shall not do any of the following:

i.	declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any Capital Stock of the Company;

ii.

pay any principal of, or interest or premium, if any, on or repay, repurchase or redeem any debt securities of any Credit Party that rank equally with, or junior to, the Notes in right of payment (including subordinated debt securities of any other series issued under the Base Indenture); or

iii.	make any payments with respect to any guarantee by any Credit Party of indebtedness if the guarantee ranks equally with or junior to the Notes in right of payment.

However, the foregoing restrictions will not apply to:

i.

purchases, redemptions or other acquisitions of Capital Stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, agents or consultants or a stock purchase or dividend reinvestment plan, or the satisfaction of obligations or the Company pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring the Company to purchase, redeem or acquire its Capital Stock;

ii.

any payment, repayment, redemption, purchase, acquisition or declaration of dividend described in clause (i) above as a result of a reclassification of the Capital Stock of the Company, or the exchange or conversion of all or a portion of one class or series of the Company’s Capital Stock for another class or series of the Company’s Capital Stock;

iii.

the purchase of fractional interests in shares of Capital Stock of the Company pursuant to the conversion or exchange provisions of the Capital Stock of the Company or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or in connection with any split, reclassification or similar transaction;

iv.

dividends or distributions paid or made in Capital Stock of the Company (or rights to acquire Capital Stock of the Company), or repurchases, redemptions or acquisitions of Capital Stock in connection with the issuance or exchange of Capital Stock (or of securities convertible into or exchangeable for shares of Capital Stock of the Company) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

v.

redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan outstanding on the date that the payment of interest is deferred or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future;

vi.

payments on the Notes, any trust preferred securities, subordinated debentures, junior subordinated debentures or junior subordinated notes, or any guarantees of any of the foregoing, in each case that rank equal in right of payment to the Notes, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;

vii.

any payment of deferred interest or principal on, or repayment, redemption or repurchase of, parity securities that, if not made, would cause the applicable Credit Party to breach the terms of the instrument governing such parity securities;

viii.	any regularly scheduled dividend or distribution payments declared prior to the date that the applicable Optional Deferral Period commences; or

ix.	for the avoidance of doubt, the conversion of shares of convertible Capital Stock of the Company, if any, in accordance with the terms of such convertible Capital Stock.

g)	Form and Denominations: Fully-registered book-entry form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

h)

Guarantees: Each of the Guarantors will guarantee the Notes on a subordinated basis as set forth in Article VII of the Base Indenture. None of the Company’s other current or future Subsidiaries shall be required to guarantee the Notes in the future.

The Guarantees shall be subordinate and junior in right of payment to all Senior Debt of the Guarantors.

i)	Optional Redemption: The Company shall have the option to redeem the Notes pursuant to Article III of the Indenture:

i.

The Company may redeem the Notes in whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any Interest Payment Date.

ii.

The Notes may be redeemed, in whole, but not in part, at 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Redemption Date, at any time following the occurrence and during the continuance of a Tax Event.

iii.

The Notes may be redeemed in whole, but not in part, at 102% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Redemption Date, at any time following the occurrence and during the continuance of a Rating Agency Event with respect to the Notes.

“Tax Event” means the receipt by the Company of an opinion of counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any such administrative pronouncement, ruling, regulatory procedure or regulation), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) threatened challenge asserted in writing in connection with an audit of the Company or any of its Subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known, in each case after the date of this Certificate, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision thereto), that then publishes a rating for any Credit Party (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (a) as such methodology was in effect on the date of this Certificate, in the case of any rating agency that published a rating for such Credit Party as of the date of this Certificate, or (b) as such methodology was in effect on the date such rating agency first published a rating for such Credit Party, in the case of any rating agency that first publishes a rating for such Credit Party after the date of this Certificate (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to such Notes by such rating agency had the current methodology not been changed.

j)

Redemption Upon a Change of Control Event: Following the occurrence of a Change of Control Event in respect of the Notes, the Company may redeem (a “Change of Control Redemption”) the Notes, in whole but not in part, at the Company’s option at a redemption price equal to 101% of their principal amount plus any accrued and unpaid interest thereon to, but excluding the date of redemption (“Change of Control Event Redemption Date”). Unless the Company has previously or concurrently given a notice of redemption to Holders of all outstanding Notes under the section titled Optional Redemption, within 30 days following any Change of Control Event in respect of the Notes or, at the Company’s option, prior to any Change of Control Event, but after the public announcement of the related Change of Control, the Company will send a notice to each Holder of the Notes describing the transaction or transactions that constitute or may constitute the Change of Control Event and either the Company’s election not to redeem the Notes or the Change of Control Event Redemption Date (which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent), together with such other matters as may be advisable in the Company’s discretion or required by the Indenture. The notice of redemption shall, if sent prior to the occurrence of the Change of Control Event, state that the Change of Control Redemption is conditioned on the Change of Control Event occurring on or prior to the Change of Control Event Redemption Date specified in the notice. If no Change of Control Redemption is made by the Company within the time periods specified in this paragraph following a Change of Control Event with respect to the Notes and the Company has not otherwise given a notice of redemption to holders of all outstanding Notes pursuant to the terms of the Indenture, the per annum rate of interest payable on the Notes will be increased by an additional 5.0 percentage points from and including the date on which the applicable notice of a Change of Control Event is sent to Holders.

On and after a Change of Control Event Redemption Date, interest will cease to accrue on the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Change of Control Event Redemption Date, the Company shall deposit with the Trustee money sufficient to pay the Redemption Price of and (unless the Redemption Date shall be an Interest Payment Date) accrued and unpaid interest to the Redemption Date of the Notes.

“Change of Control” means the occurrence of the following (i) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, written notice or otherwise) that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the issue date of the Notes), other than any of the Company’s Subsidiaries, is or has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the issue date of the Notes), directly or indirectly, of Voting Stock of the Company representing more than 50% of the combined voting power of all of the outstanding Voting Stock of the Company; or (ii) the sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (other than sales, transfers, conveyances or other dispositions of Securitization Assets, Repurchase Agreement Assets, Investments or other securities or assets, in each case in the ordinary course of business) to any Person (other than the Company and/or one or more Subsidiaries of the Company).

Notwithstanding the foregoing, (I) a transaction will not be deemed to be a Change of Control if (1) the Company becomes a direct or indirect Subsidiary of a parent entity and (2) either (A) the direct or indirect holders of the outstanding Voting Stock of such parent entity immediately following that transaction are substantially the same as the holders of the outstanding Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no Person (other than a parent entity satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of all of the outstanding Voting Stock of such parent entity and (II) the reference in the second bullet point of the immediately preceding paragraph to sales, transfers, conveyances or other dispositions of Securitization Assets, Repurchase Agreement Assets, Investments or other securities or assets in the ordinary course of business shall include, without limitation, any sales, transfers, conveyances or other dispositions of Securitization Assets, Repurchase Agreement Assets, Investments or other securities or assets (A) that are made (x) to any Securitization Entity for the purpose of enabling such Securitization Entity to securitize the assets so sold, transferred, conveyed or disposed of or enabling such Securitization Entity to issue Non-Recourse Indebtedness secured by such assets or to enter into any Repurchase Agreements with respect to such assets or (y) to any Person pursuant to a Repurchase Agreement that is otherwise permitted (or not prohibited) by the Indenture, under which such Person is a buyer of Repurchase Agreement Assets, and (B) that the Company in good faith determines to be consistent with past practice of the Company or any of its Subsidiaries or to reflect customary or accepted practice in the businesses, industries or markets in which the Company or any of its Subsidiaries operates or reasonably expects to operate or that reflect reasonable extensions, evolutions or developments of any of the foregoing (including, without limitation, by way of new transactions or structures), and as a result, none of the foregoing shall constitute a Change of Control.

“Change of Control Event” means the occurrence of both a Change of Control and a Rating Event.

“Common Stock” means, with respect to (a) any Person other than a business trust, any and all shares, interests, participations or other equivalents (however designated and whether voting or non-voting) of or in such Person’s common stock or, if such Person is not a corporation, its common equity or (b) any Person that is a business trust, any and all common beneficial ownership interests (however designated and whether voting or non-voting) in such Person, in each case including, without limitation, all series and classes of such common stock, other common equity or common beneficial ownership interests, as the case may be, but in each case excluding any Indebtedness or debt securities convertible into or exchangeable for, or any options, warrants, contracts or other securities (including derivative instruments) exercisable or exchangeable for, convertible into or otherwise for or relating to the purchase or sale of, any of the foregoing. The determination of whether any beneficial ownership interests or equity constitute common beneficial ownership interest or common equity, respectively, shall be made by the Company in good faith.

“Fitch” means Fitch Ratings, Ltd., a division of Fitch, Inc., or any successor thereto.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Non-Recourse Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries recourse for payment for which is limited to investment assets of a Subsidiary (or group of Subsidiaries) of the Company holding exclusively such investment assets and encumbered by a lien on such investment assets securing such Indebtedness (which may include a pledge of the Capital Stock of such Subsidiary or group of Subsidiaries) and/or the general credit of such Subsidiary (or group of Subsidiaries) but for which recourse shall not extend to the general credit of the Company or any other of its Subsidiaries, it being understood that the instruments governing such Indebtedness may include customary carve-outs to such limited recourse such as, for example, personal recourse to the Company or its Subsidiaries for breach of representations, fraud, misapplication or misappropriation of cash, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of assets or ownership interests therein, tax indemnifications, environmental liabilities, and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in financings of loan assets.

“Rating Agency” means:

i.	each of Fitch, Moody’s and S&P; and

ii.

if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available, another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be.

“Rating Decline Period” means the 60-day period (which 60-day period shall be extended as long as the credit rating on the Notes is under publicly announced consideration for a possible downgrade by any Rating Agency) after the earliest of (a) the occurrence of a Change of Control and (b) the first public notice of the occurrence of such Change of Control.

“Rating Event” means, with respect to any Change of Control, (a) the credit rating on the Notes is lowered by one or more gradations (including gradations within ratings categories as well as between categories but excluding, for the avoidance of doubt, changes in ratings outlook) by two or more of the Rating Agencies during the Rating Decline Period relating to such Change of Control and each such Rating Agency shall have put forth a public statement to the effect that such downgrade is attributable in whole or in part to such Change of Control and (b) immediately after giving effect to the reduction in the credit rating on the Notes by two or more of the Rating Agencies as described in clause (a), the Notes fail to maintain an Investment Grade credit rating by two or more of the Rating Agencies.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor thereto.

k)	Sinking Fund: None.

l)	Public Offering Price: 100.000% of principal amount of the Notes, plus accrued interest from February 27, 2026, if settlement occurs after that date.

m)

Place of Payment: Place of Payment means the corporate trust office of the trustee, initially at 185 Asylum Street, 27th Floor, Hartford, CT 06103 or such other corporate trust office as provided for in the Indenture. If any interest payment date, redemption date or the maturity date of the Notes is not a Business Day in the City of New York, then payment of the principal, premium, if any, and interest may be made on the next Business Day at that Place of Payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

n)	Events of Default: As set forth in Section 801 of the Base Indenture, subject to the Company’s right to defer interest payments in Section (f).

o)

Subordination: The Company covenants and agrees, and each Holder of Notes, by the acceptance thereof, covenants and agrees, that the Notes, including the principal thereof and interest thereon, are, subordinate and junior in right of payment to the Company’s and Guarantor’s Obligations to holders of Senior Debt.

i.

Securities Subordinate. The Obligations of the Company under the Notes are hereby subordinated in right of payment to all present and future Senior Debt. The payment of principal, premium (if any), and interest on the Notes shall rank senior to all obligations of the Company in respect of its own equity and in respect of equity (including preferred equity) that has been issued by any Guarantor (including pursuant to any guarantee by the Company of the existing equity obligations of any such person) but will be subordinated in right of payment to all present and future Senior Debt.

The Notes will be fully and unconditionally guaranteed, on a subordinated and joint and several basis, as to payment of principal, premium and interest and all other Obligations payable by the Company in respect of the Notes, by each Guarantor pursuant to the Indenture. All Obligations of each Guarantor under its Guarantee of the Notes are hereby subordinated in right of payment to all present and future Senior Debt. The Obligations of each Guarantor under its Guarantee of the Notes of each Guarantor shall rank senior to all obligations of such Guarantor in respect of its own equity and in respect of equity that has been issued by the Company and any other Guarantor (including pursuant to any guarantee by such Guarantor of the existing equity obligations of any such Person), but will be subordinated in right of payment to all present and future Senior Debt.

In the event that, notwithstanding the foregoing, any payment or distribution of any character, whether in cash, securities, or other property, shall be received by the Trustee or any Holder in contravention of the subordination provisions set out in this Certificate, such payment or distribution shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Debt, at the time outstanding in accordance with the priorities then existing among such holders for applications to the payment of all Senior Debt, remaining unpaid to the extent necessary to pay all such Senior Debt, as applicable, in full. In the event of the failure of the Trustee or any Holder to endorse or assign any such payment, distribution, or any security or property related thereto, each holder of Senior Debt, is irrevocably authorized to endorse or assign the same.

The provisions of this Section (o)(i) shall not impair any rights, interests, remedies, or powers of any holder of any Senior Debt.

ii.

No Payment When Senior Debt in Default. If any of the Credit Parties default in the payment of any principal of, premium (if any) or interest on any of its Senior Debt when the same becomes due and payable (whether at maturity or at a date fixed for prepayment or by acceleration of maturity or otherwise (but subject to any applicable grace periods)), then, unless and until such payment default has been cured or waived or otherwise has ceased to exist or such Senior Debt has been discharged or paid in full, no payment shall be made by such Credit Party, as the case may be:

a.	on account of the principal of or premium (if any) with respect to, or interest or any other amount due on, the Notes or the Guarantees;

b.	to acquire any of the Notes (including any repurchases of the Notes pursuant to the provisions thereof at the option of the holder thereof) for cash or property; or

c.	on account of any redemption provisions of the Notes.

Holders of all Senior Debt of the Credit Parties are entitled to receive payment in full before Holders of the Notes are entitled to receive any payment of principal, premium (if any) or interest with respect to the Notes and the Guarantees upon the circumstances described in the immediately preceding sentence and upon:

a.	any distribution of assets of any Credit Party;

b.	any liquidation or reorganization of a Credit Party, whether voluntary or involuntary bankruptcy, insolvency, receivership or similar proceeding; or

c.	upon assignment by a Credit Party for the benefit of creditors.

After all Senior Debt of a Credit Party is paid in full and until the Notes are paid in full, Holders of the Notes shall be subrogated to the rights of holders of such Senior Debt to receive any further payments applicable to such Senior Debt.

In the event that, notwithstanding the foregoing, the Company or a Guarantor shall make any payment to the Trustee or the Holder of any Note that is prohibited by this Section (o)(ii), and if such fact shall, at or prior to the time of such payment, have been made known to the Trustee, by a written notice delivered to a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, by a holder of Senior Debt, the Company, a Guarantor or a Holder, as applicable, then and in such event such payment shall be paid over and delivered to the Company or such Guarantor, as applicable.

iii.

Payment Permitted If No Default. Nothing contained in this Section (o) (except in Section (o)(iv)) or elsewhere in this Indenture or in the Notes, shall prevent the application by the Trustee or any Paying Agent of any moneys deposited with it under the Indenture to payments of the principal of, premium (if any), interest or any other amounts on the Notes, if, at the time of such deposit, a Responsible Officer of the Trustee had not received at the Corporate Trust Office of the Trustee the Officers’ Certificate or written notice provided for in Section (o)(ii) of any event prohibiting the making of such payment or if, at the time of such deposit (whether or not in trust) by the Company with the Trustee such payment would not have been prohibited by the provisions of this Section (o), and the Trustee shall not be affected by any notice to the contrary received by it on or after such date.

iv.

Trustee Not Charged with Knowledge of Prohibition. Anything in this Section (o) or elsewhere contained in the Indenture to the contrary notwithstanding, the Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment of moneys to or by the Trustee, and shall be entitled conclusively to assume that no such facts exist and that no event specified in Section (o)(i) or Section (o)(ii) has happened, unless and until a Responsible Officer of the Trustee shall have received at the Corporate Trust Office of the Trustee (i) an Officers’ Certificate to that effect or (ii) notice in writing to that effect signed by or on behalf of the holder or holders, or their representatives, of Company Senior debt, who shall have been certified by the Company or such Guarantor, as applicable, or otherwise established to the reasonable satisfaction of the Trustee to be such holder or holders or representatives or from any trustee under any indenture pursuant to which such Senior Debt, shall be outstanding; and before the receipt of any such Officers’ Certificate or written notice, the Trustee shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the Officers’ Certificate or the written notice provided for in this Section (o) at least three (3) Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of or interest on any Security) then, anything herein contained to the contrary notwithstanding, the Trustee shall have all power and authority to receive such money and to apply the same to the purpose for which such money were received and shall not be affected by any notice to the contrary which may be received by it during or after such three (3) Business Day period. The Company shall give prompt written notice to the Trustee and to the Paying Agent of any facts which would prohibit the payment of money or assets to or by the Trustee or any Paying Agent.

v.

Trustee to Effectuate Subordination. Each Holder of Notes by such Holder’s acceptance thereof authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as between such Holder and holders of Senior Debt, as provided in this Section (o) and appoints the Trustee its attorney-in-fact for any and all such purposes.

vi.

Rights of Trustee as Holder of Company Senior Debt. The Trustee shall be entitled to all the rights set forth in this Section (o) with respect to any Senior Debt, which may at the time be held by it, to the same extent as any other holder of Senior Debt. Nothing in this Section (o) shall deprive the Trustee of any rights as such holder.

vii.

Article Applicable to Paying Agents. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting under this Indenture, the term “Trustee” as used in this Section (o) shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if the Paying Agent were named in this Section (o) in addition to or in place of the Trustee, provided, however, that Sections (o)(iv) and (o)(v) shall not apply to the Company or any Affiliate of the Company if the Company or such Affiliate acts as Paying Agent.

viii.

Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Debt. No right of any present or future holders of any Senior Debt, to enforce the subordination that is provided for in this Certificate shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any Guarantor, or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company or any Guarantor with the terms, provisions and covenants of the Indenture, regardless of any knowledge which any such holder may have or be otherwise charged with. The holders of Senior Debt, may, at any time or from time to time and in their absolute discretion, change the manner, place, or terms of payment, change or extend the time of payment of, or renew or alter, any Senior Debt, or amend or supplement any instrument pursuant to which any Senior Debt is issued or by which it may be secured, or release any security, or exercise or refrain from exercising any other of their rights under any Senior Debt, including, without limitation, the waiver of default, all without notice to or assent from the Holders of the Notes or the Trustee and without affecting the obligations of the Company, any Guarantor, the Trustee, or the Holders of the Notes under this Section (o).

ix.

Trustee’s Rights to Compensation, Reimbursement of Expenses and Indemnification. Nothing in this Section (o) shall apply to claims of, or payments to, the Trustee under or pursuant to Sections 806 or 907 of the Base Indenture.

x.

Modification of Subordination Provisions. Anything in this Section (o) or elsewhere contained in the Indenture to the contrary notwithstanding, no modification or amendment and no supplemental indenture shall modify the subordination provisions of this Section (o) in a manner that would adversely affect the holders of Senior Debt.

“Senior Debt” means all Indebtedness of the Company and, in the case of the Guarantees, the Guarantors, whether outstanding as of the date of the Indenture or created, incurred or assumed after such date, unless, by the terms of the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding, it is provided that such Indebtedness is not superior in right of payment to the Notes, in the case of the Company, or the Guarantees, in the case of the Guarantors, or to other Indebtedness which is pari passu with or subordinated to the Notes, in the case of the Company, or the Guarantees, in the case of the Guarantors; provided that, in no event shall “Senior Debt” include (a) the Notes, (b) Indebtedness of the Company or any Guarantor owed or owing to any Subsidiary or any officer, director or employee of the Company, any Guarantor, or any of their respective Subsidiaries, (c) trade accounts payable owed to trade creditors or (d) any liability for taxes owed or owing by the Company or any Guarantor.

p)

Treatment of Notes: Each Holder will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the Holder intends that the Notes constitute debt and will treat the Notes as debt for United States federal, state and local tax purposes.

q)	Restrictive Covenants: As set forth in Article V, excluding Section 504 (Liens), of the Base Indenture and clause (r) below.

r)	Consolidation, Merger, Sale of Assets and Other Transactions: As set forth in Article VI of the Base Indenture.

s)	Defeasance: The Notes shall be defeasible as provided in Article XIII of the Base Indenture.

t)	Reporting: As set forth in Section 1004 of the Base Indenture.

u)

Modification and Waiver: As set forth in Article XI of the Base Indenture, except that Section 1102(10) shall be replaced as follows: modify the provisions relating to the subordination of the Notes or the Guarantees in a manner adverse to the Holders of the Notes.

v)	Trustee: U.S. Bank Trust Company, National Association.

w)

Certain Defined Terms: The following definition set forth in Section 101 of the Base Indenture is hereby amended by deleting such definition in its entirety and inserting the following definition in lieu thereof with respect to the Notes as follows:

i.

“Board of Directors” means (i) the board of directors of the Company, (ii) any duly authorized committee of such board, (iii) any committee of officers of the Company or (iv) any officer of the Company, acting, in the case of clauses (iii) or (iv), pursuant to authority granted by the board of directors of the Company or any committee thereof.

(3)

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Certificate. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Certificate, the provisions of this Certificate will govern and be controlling.

Certifications Pursuant to Section 1401 of the Indenture

The undersigned, Jeffrey A. Lipson, in his capacity as President and Chief Executive Officer of the Company, and not in his individual capacity, hereby certifies pursuant to Section 1401 of the Indenture as follows:

(i) (a) he has read the conditions contained in the Indenture relating to authentication and delivery by the Trustee of the Notes, (b) the statements made in this Certificate are based upon an examination of the provisions of the Indenture and relevant books and records of the Company, (c) in the opinion of the undersigned, he has made such examination or investigation as is necessary to enable such person to express an informed opinion as to whether or not the conditions precedent contained in the Indenture relating to the authentication and delivery of the Notes have been complied with at and as of the date hereof; and

(ii) in the opinion of the undersigned, all conditions precedent contained in the Indenture relating to the authentication and delivery of the Notes have been complied with at and as of the date hereof.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Jeffrey A. Lipson
Name: Jeffrey A. Lipson
Title: President and Chief Executive Officer

[Signature Page to Officer’s Certificate Establishing Terms of Notes]

ACKNOWLEDGED AND AGREED:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Kathy L. Mitchell
Name: Kathy L. Mitchell
Title: Vice President

[Signature Page to Officer’s Certificate Establishing Terms of Notes]

Exhibit A

Form of Note

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM UNDER THE LIMITED CIRCUMSTANCES PERMITTED BY THE INDENTURE REFERRED TO BELOW, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

No. [•]	Principal Amount: $[•]

CUSIP No. 41068X AH3

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

7.125% Green Junior Subordinated Notes due 2056

HA Sustainable Infrastructure Capital, Inc., a corporation duly formed and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any Successor Party under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [•] United States dollars (U.S.$[•]) on November 15, 2056 and to pay interest thereon, from and including February 27, 2026, or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date, which shall be May 15 and November 15 of each year, commencing on May 15, 2026 (subject to the right of the Company to defer the payment of interest pursuant to the provisions set forth below), and on the Maturity Date (i) from and including February 27, 2026 to but excluding November 15, 2031 (the “First Reset Date”), at the rate of 7.125% per annum and (ii) from and including the First Reset Date, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 3.478%, to be reset on each Reset Date, until the principal hereof is paid or made available for payment; provided, that the interest rate during any Reset Period will not reset below 7.125%. The Company shall pay interest on overdue principal and premium (if any) from time to time at a rate equal to the interest rate then in effect; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time at the same rate to the extent lawful. Interest on this Note shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Record Date for such interest, which shall be the April 30 and October 31 immediately prior to the relevant Interest Payment Date (whether or not a Business Day). Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of the Notes not less than 10 days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed, all as more fully provided in the Indenture.

Payment of principal of, and premium, if any, and interest on this Note and the Repurchase Price in connection with a Change of Control Event will be made at the Corporate Trust Office, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. With respect to Global Notes, the Company will make such payments by wire transfer of immediately available funds to DTC, or its nominee, as registered owner of the Global Notes. With respect to certificated Notes, the Company will make such payments, at its option, (i) by wire transfer of immediately available funds to a United States Dollar account maintained in New York, New York to each Holder that has furnished wire instructions in writing to the Trustee no later than 12 days prior to the relevant payment date or (ii) by mailing a check to such Holder’s registered address.

The applicable interest rate for each Reset Period will be determined by the calculation agent, as of the applicable Reset Interest Determination Date, in accordance with the terms of the Indenture:

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed this 27th day of February 2026.

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:
Name: Jeffrey A. Lipson
Title: President and Chief Executive Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This Note is one or all of the Securities of the series of Notes designated, described or provided for in the within-mentioned Indenture.

Dated: February 27, 2026

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE SIDE OF NOTE]

7.125% Green Junior Subordinated Notes due 2056

1. Indenture. This Note is one or all of a duly authorized issue of Securities of the Company issued and to be issued in one or more series under the Indenture, dated as of June 24, 2025 (the “Base Indenture”), by and among the Company, the Guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Base Trustee”), as amended and supplemented from time to time, including without limitation, pursuant to the Officer’s Certificate, dated February 27, 2026 (the “Officer’s Certificate” and, together with the Base Indenture, the “Indenture”), establishing the specific terms and form of this Note and appointing U.S. Bank Trust Company, National Association to serve as trustee with respect to the Notes (the “Trustee”, which term includes any successor trustee thereunder), which Indenture reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Securities and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one or all of the securities of the Series issued hereby and designated as the “7.125% Green Junior Subordinated Notes due 2056” (the “Notes”).

The Company appointed U.S. Bank Trust Company, National Association as Trustee, Paying Agent, and Security Registrar with respect to the Notes, with all of the rights, powers, and duties under the Indenture with respect to the Notes, and U.S. Bank Trust Company, National Association, by execution of an Acknowledgement to the Officer’s Certificate, accepted such appointment. The Base Trustee will continue to serve as the trustee under the Base Indenture with respect to the existing Series of securities outstanding as to which it has served and continues to serve as trustee under the Base Indenture, and for all other purposes under the Base Indenture (other than with respect to the Notes).

2. Optional Redemption. The Company shall have the option to redeem the Notes pursuant to Article III of the Base Indenture as supplemented by Section 2(i) of the Officer’s Certificate:

i.

The Company may redeem the Notes in whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any Interest Payment Date.

ii.

The Notes may be redeemed, in whole, but not in part, at 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Redemption Date, at any time following the occurrence and during the continuance of a Tax Event.

iii.

The Notes may be redeemed in whole, but not in part, at 102% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Redemption Date, at any time following the occurrence and during the continuance of a Rating Agency Event with respect to the Notes.

“Tax Event” means the receipt by the Company of an opinion of counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any such administrative pronouncement, ruling, regulatory procedure or regulation), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) threatened challenge asserted in writing in connection with an audit of the Company or any of its Subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known, in each case after the date of this Certificate, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision thereto), that then publishes a rating for any Credit Party (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (a) as such methodology was in effect on the date of this Certificate, in the case of any rating agency that published a rating for such Credit Party as of the date of this Certificate, or (b) as such methodology was in effect on the date such rating agency first published a rating for such Credit Party, in the case of any rating agency that first publishes a rating for such Credit Party after the date of this Certificate (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to such Notes by such rating agency had the current methodology not been changed.

Installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date for such Notes will be payable on that Interest Payment Date to the Holders as of the close of business on the relevant Record Date according to the terms of the Notes and the Indenture, except that, if the Redemption Date for any Notes falls on any day during an Optional Deferral Period, accrued and unpaid interest on such Notes will be paid on such Redemption Date to the persons entitled to receive the redemption price of such Notes. For the avoidance of doubt, the Interest Payment Date falling immediately after the last day of an Optional Deferral Period will not be deemed to fall on a day during such Optional Deferral Period.

Notice of any redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each registered holder of Notes to be redeemed. If, at the time a notice of redemption is given, the Company has not effected satisfaction and discharge or defeasance of the Notes and such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge or defeasance of the Notes, then, if the notice of redemption so provides and at the Company’s option, the redemption may be subject to the condition that the Trustee shall have received, on or before the applicable Redemption Date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the Notes called for redemption to, but excluding, the Redemption Date. If monies in such amount are not received by the trustee on or before such Redemption Date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and the Company shall not be required to redeem the Notes called for redemption on such Redemption Date. In the event that a redemption is canceled, the Company will, not later than the Business Day immediately following the proposed Redemption Date, deliver, or cause to be delivered, notice of such cancellation to the Holders of the Notes called for redemption (which notice will also indicate that any Notes or portions thereof surrendered for redemption will be returned to the applicable Holders), and the Company will direct the Trustee to, and the Trustee will, promptly return any Notes or portions thereof that have been surrendered for redemption to the applicable holders.

Unless the Company defaults in payment of the redemption price or the proposed redemption is canceled in accordance with the provisions set forth in the immediately preceding paragraph, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

If less than all of the Notes are to be redeemed on any Redemption Date, the particular Notes (or portions thereof) to be redeemed shall be selected on a pro rata basis (or, in the case of Notes in book-entry form represented by one or more global notes, pursuant to the applicable depositary procedures). No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC, the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

3. Offer to Repurchase Upon a Change of Control Event. Following the occurrence of a Change of Control Event in respect of the Notes, the Company may redeem (a “Change of Control Redemption”) the Notes, in whole but not in part, at the Company’s option at a redemption price equal to 101% of their principal amount plus any accrued and unpaid interest thereon to, but excluding the date of redemption (“Change of Control Event Redemption Date”). Unless the Company has previously or concurrently given a notice of redemption to Holders of all outstanding Notes pursuant to the Optional Redemption section above within 30 days following any Change of Control Event in respect of the Notes or, at the Company’s option, prior to any Change of Control Event, but after the public announcement of the related Change of Control, the Company shall send a notice to each Holder of the Notes describing the transaction or transactions that constitute or may constitute the Change of Control Event and either the Company’s election not to redeem the Notes or the Change of Control Event Redemption Date (which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent), together with such other matters as may be advisable in the Company’s discretion or required by the Indenture. The notice of redemption shall, if sent prior to the occurrence of the Change of Control Event, state that the Change of Control Redemption is conditioned on the Change of Control Event occurring on or prior to the Change of Control Event Redemption Date specified in the notice. If no Change of Control Redemption is made by the Company within the time periods specified in this paragraph following a Change of Control Event with respect to the Notes and the Company has not otherwise given a redemption notice to Holders of all outstanding Notes pursuant to the terms of the Indenture, the per annum rate of interest payable on the Notes will be increased by an additional 5.0 percentage points from and including the date on which the applicable notice of a Change of Control Event is sent to Holders.

On and after a Change of Control Event Redemption Date, interest will cease to accrue on the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Change of Control Event Redemption Date, the Company shall deposit with the Trustee money sufficient to pay the Redemption Price of and (unless the Redemption Date shall be an Interest Payment Date) accrued and unpaid interest to the Redemption Date of the Notes.

“Change of Control” means the occurrence of the following (i) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, written notice or otherwise) that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the issue date of the Notes), other than any of the Company’s Subsidiaries, is or has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the issue date of the Notes), directly or indirectly, of Voting Stock of the Company representing more than 50% of the combined voting power of all of the outstanding Voting Stock of the Company; or (ii) the sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (other than sales, transfers, conveyances or other dispositions of Securitization Assets, Repurchase Agreement Assets, Investments or other securities or assets, in each case in the ordinary course of business) to any Person (other than the Company and/or one or more Subsidiaries of the Company).

Notwithstanding the foregoing, (I) a transaction will not be deemed to be a Change of Control if (1) the Company becomes a direct or indirect Subsidiary of a parent entity and (2) either (A) the direct or indirect holders of the outstanding Voting Stock of such parent entity immediately following that transaction are substantially the same as the holders of the outstanding Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no Person (other than a parent entity satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of all of the outstanding Voting Stock of such parent entity and (II) the reference in the second bullet point of the immediately preceding paragraph to sales, transfers, conveyances or other dispositions of Securitization Assets, Repurchase Agreement Assets, Investments or other securities or assets in the ordinary course of business shall include, without limitation, any sales, transfers, conveyances or other dispositions of Securitization Assets, Repurchase Agreement Assets, Investments or other securities or assets (A) that are made (x) to any Securitization Entity for the purpose of enabling such Securitization Entity to securitize the assets so sold, transferred, conveyed or disposed of or enabling such Securitization Entity to issue Non-Recourse Indebtedness secured by such assets or to enter into any Repurchase Agreements with respect to such assets or (y) to any Person pursuant to a Repurchase Agreement that is otherwise permitted (or not prohibited) by the Indenture, under which such Person is a buyer of Repurchase Agreement Assets, and (B) that the Company in good faith determines to be consistent with past practice of the Company or any of its Subsidiaries or to reflect customary or accepted practice in the businesses, industries or markets in which the Company or any of its Subsidiaries operates or reasonably expects to operate or that reflect reasonable extensions, evolutions or developments of any of the foregoing (including, without limitation, by way of new transactions or structures), and as a result, none of the foregoing shall constitute a Change of Control.

“Change of Control Event” means the occurrence of both a Change of Control and a Rating Event.

“Common Stock” means, with respect to (a) any Person other than a business trust, any and all shares, interests, participations or other equivalents (however designated and whether voting or non-voting) of or in such Person’s common stock or, if such Person is not a corporation, its common equity or (b) any Person that is a business trust, any and all common beneficial ownership interests (however designated and whether voting or non-voting) in such Person, in each case including, without limitation, all series and classes of such common stock, other common equity or common beneficial ownership interests, as the case may be, but in each case excluding any Indebtedness or debt securities convertible into or exchangeable for, or any options, warrants, contracts or other securities (including derivative instruments) exercisable or exchangeable for, convertible into or otherwise for or relating to the purchase or sale of, any of the foregoing. The determination of whether any beneficial ownership interests or equity constitute common beneficial ownership interest or common equity, respectively, shall be made by the Company in good faith.

“Fitch” means Fitch Ratings, Ltd., a division of Fitch, Inc., or any successor thereto.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Non-Recourse Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries recourse for payment for which is limited to investment assets of a Subsidiary (or group of Subsidiaries) of the Company holding exclusively such investment assets and encumbered by a lien on such investment assets securing such Indebtedness (which may include a pledge of the Capital Stock of such Subsidiary or group of Subsidiaries) and/or the general credit of such Subsidiary (or group of Subsidiaries) but for which recourse shall not extend to the general credit of the Company or any other of its Subsidiaries, it being understood that the instruments governing such Indebtedness may include customary carve-outs to such limited recourse such as, for example, personal recourse to the Company or its Subsidiaries for breach of representations, fraud, misapplication or misappropriation of cash, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of assets or ownership interests therein, tax indemnifications, environmental liabilities, and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in financings of loan assets.

“Rating Agency” means:

i.	each of Fitch, Moody’s and S&P; and

ii.

if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available, another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be.

“Rating Decline Period” means the 60-day period (which 60-day period shall be extended as long as the credit rating on the Notes is under publicly announced consideration for a possible downgrade by any Rating Agency) after the earliest of (a) the occurrence of a Change of Control and (b) the first public notice of the occurrence of such Change of Control.

“Rating Event” means, with respect to any Change of Control, (a) the credit rating on the Notes is lowered by one or more gradations (including gradations within ratings categories as well as between categories but excluding, for the avoidance of doubt, changes in ratings outlook) by two or more of the Rating Agencies during the Rating Decline Period relating to such Change of Control and each such Rating Agency shall have put forth a public statement to the effect that such downgrade is attributable in whole or in part to such Change of Control and (b) immediately after giving effect to the reduction in the credit rating on the Notes by two or more of the Rating Agencies as described in clause (a), the Notes fail to maintain an Investment Grade credit rating by two or more of the Rating Agencies.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor thereto.

4. Payment. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

5. Global Note. If this Note is a Global Note, then, in the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, redemption, repurchase or conversion of this Note in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the Applicable Procedures.

6. Defaults and Remedies. If an Event of Default shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment of the amount of principal so declared due and payable, all obligations of the Company in respect of the payment of the principal of and interest on the Notes shall terminate.

No Holder of Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver, assignee, trustee, liquidator or sequestrator (or similar official) or for any other remedy hereunder (except actions for payment of overdue principal of, and premium, if any, or interest on such Notes in accordance with its terms), unless (i) such Holder has previously given written notice to the Trustee of an Event of Default and the continuance thereto with respect to the Notes, specifying an Event of Default, as required under the Indenture; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture; (iii) such Holder or Holders have offered to the Trustee indemnity and/or security satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity and/or security; and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes, it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all of such Holders.

The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal of, and premium, if any, or interest hereon, on or after the respective due dates expressed herein.

7. Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Outstanding Notes, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note. Certain modifications or amendments to the Indenture require the consent of the Holder of each Outstanding Note affected.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair (without the consent of the Holder hereof) the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

8. Subordination. The Indebtedness of the Company evidenced by this Note, including the principal hereof and interest hereon, is, to the extent and in the manner set forth in the Indenture, subordinate and junior in right of payment to the Company’s obligations to holders of Senior Debt of the Company and each holder of this Note, by acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and all other provisions of the Indenture.

9. Registration and Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable on the Security Register. Upon surrender for registration of transfer of this Note at the office or agency of the Company, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of like tenor and principal amount. As provided in the Indenture and subject to certain limitations therein set forth, at the option of the Holder, this Note may be exchanged for one or more new Notes of any authorized denominations and of like tenor and principal amount, upon surrender of this Note at such office or agency. Upon such surrender by the Holder, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of like tenor and principal amount. Every Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed (if so required by the Company or the Trustee), or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing. No service charge shall be made for any such registration of transfer or exchange, but the Company and/or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, a Guarantor or the Trustee may treat the Person in whose name such Note is registered as the owner thereof for all purposes, whether or not such Note be overdue, and neither the Company, the Guarantors, the Trustee nor any agent of the Company, a Guarantor or the Trustee shall be affected by notice to the contrary.

10. Guarantee. As expressly set forth in the Indenture, payment of this Note is jointly and severally and fully and unconditionally guaranteed by the Guarantors that have become and continue to be Guarantors pursuant to the Indenture. Guarantors may be released from their obligations under the Indenture and their Guarantees under the circumstances specified in the Indenture.

To the extent and in the manner set forth in the Indenture, the Guarantees are subordinate and junior on a joint and several basis in right of payment to each Guarantor’s obligations to holders of Senior Debt of such Guarantor and each holder of this Note, by acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and all other provisions of the Indenture.

11. Tax Treatment. Each holder of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Notes constitute debt and will treat the Notes as debt for United States federal, state and local tax purposes.

12. Governing Law. THE INDENTURE, THIS NOTE AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM (= tenant in common)

TEN ENT (= tenants by the entireties (Cust))

JT TEN (= joint tenants with right of survivorship and not as tenants in common)

UNIF GIFT MIN ACT (= under Uniform Gifts to Minors Act )

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _____________________________ , as agent, to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signature:

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 of the Securities Exchange Act.

[SCHEDULE OF INCREASES AND DECREASES IN NOTE]

HA Sustainable Infrastructure Capital, Inc.

7.125% Green Junior Subordinated Notes due 2056

The initial principal amount of this Note is $[●]. The following increases or decreases in this Note have been made:

Date	Amount of decrease in Principal Amount of this Note	Amount of increase in Principal Amount of this Note	Principal Amount of this Note following such decrease or increase	Signature of authorized signatory of Trustee